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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number 33-42633

                                 BAREFOOT INC.
             (Exact name of registrant as specified in its charter)

                          450 West Wilson Bridge Road
                            Worthington, Ohio  43085
                                 (614) 846-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, $.01 Par Value, together with the associated Series A Junior Participating Preferred Stock Purchase Rights
            (Title of each class of securities covered by this Form)

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)        [X]

           Rule 12g-4(a)(1)(ii)       [_]

           Rule 12g-4(a)(2)(i)        [_]

           Rule 12g-4(a)(2)(ii)       [_]

           Rule 12h-3(b)(1)(i)        [_]

           Rule 12h-3(b)(1)(ii)       [_]

           Rule 12h-3(b)(2)(i)        [_]

           Rule 12h-3(b)(2)(ii)       [_]

           Rule 15d-6                 [_]

  Approximate number of holders of record as of the certification on notice date: 67

  Pursuant to the requirements of the Securities Exchange Act of 1934, Barefoot Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: February 26, 1997             By: /s/ Vernon T. Squires
                                       ---------------------------
                                            Vernon T. Squires
                                            Secretary